GOLDEN PATRIOT, CORP.

1140 Reckson Plaza

Uniondale, N.Y. 11556

June 6, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Announces Initiation of Environment Surveys on Past Producing Lucky Boy Uranium Prospect

Golden Patriot, Corp. (“GPTC”) is extremely pleased to announce that it has been informed by the operator that environmental consultants have now initiated their surveys on the past producing Lucky Boy Uranium Prospect in Gila County, Arizona.

One of the first uranium properties to go into production in Arizona, the Lucky Boy property has demonstrated open-pittable and heap-leachable characteristics.  The property appears to be located in a non environmentally-sensitive area. Exploration and development potential is considered very high.

Brad Rudman, President of the company stated, “Progress on the Lucky Boy Uranium prospects is moving along quite well right now. We have the cash on hand to move the project ahead and now we are making all the necessary steps in order to potential go into production in the near future.  When you take into account the uranium prices near all time highs, this is a great time to have this past producing mine moving steadily and encouragingly forward towards delineating and economic ore body.”

Golden Patriot has interests in mineral properties involving uranium and gold mining.  As it stands, Golden Patriot is one of if not the smallest market capitalized company’s that has interests in any present or past producing uranium mines.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.